UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2021

ATYR PHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37378	20-3435077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3545 John Hopkins Court, Suite #250 San Diego, CA		92121
(Address of Principal Executive Offices)		(Zip Code)

 Registrant’s telephone number, including area code: (858) 731-8389

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	LIFE	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 8.01 Other Events.

On September 13, 2021, aTyr Pharma, Inc. (the “Company”) announced positive results from its Phase 1b/2a double-blind, placebo-controlled clinical trial of its lead therapeutic candidate, ATYR1923, in 37 patients with pulmonary sarcoidosis, a major form of interstitial lung disease (ILD). ATYR1923 was safe and well-tolerated at all doses with no drug-related serious adverse events or signal of immunogenicity. Additionally, the study demonstrated consistent dose response for ATYR1923 on key efficacy endpoints and improvements compared to placebo, including measures of steroid reduction, lung function, sarcoidosis symptom measures and inflammatory biomarkers.

Key Safety and Clinical Efficacy Findings for ATYR1923

●	Safe and well-tolerated at all doses
o	No dose-relationship, with most common adverse events associated with underlying disease
o	No drug-related serious adverse events
o	No signal of immunogenicity
●	Dose response and consistent positive findings across key efficacy endpoints
o	Steroid reduction of 58% overall from baseline and 22% relative reduction compared to placebo in steroid usage post taper in the 5.0 mg/kg treatment group
o	Complete steroid taper to 0 mg achieved and maintained for 33% of patients in the 5.0 mg/kg treatment group compared to no patients in any other group
o

Absolute improvement in forced vital capacity (FVC) as a measure of lung function at week 24 of 3.3% in the 5.0 mg/kg treatment group compared to placebo, with an improvement in FVC of > 2.5% considered clinically meaningful

o	Clinically meaningful improvement over placebo observed for dyspnea (shortness of breath), cough, fatigue and the King’s Sarcoidosis Scores for Lung and General Health in the 5.0 mg/kg treatment group
o

Dose dependent trends of improvement in key inflammatory biomarkers compared to placebo including IL-6, MCP-1, IFN-γ, IP-10 and TNFa as well as key sarcoidosis markers including ACE, IL-2Ra and SAA with tightest control in the 5.0 mg/kg treatment group

o	FDG-PET-CT was not evaluable due to incomplete data primarily caused by operational issues related to the COVID-19 pandemic

The Phase 1b/2a study was a randomized, double-blind, placebo-controlled, multiple-ascending dose clinical trial in 37 patients with pulmonary sarcoidosis. The trial consisted of three cohorts testing doses of 1.0 mg/kg, 3.0 mg/kg and 5.0 mg/kg of ATYR1923 or placebo, dosed intravenously every month for six months. The primary objective of the study was to evaluate the safety, tolerability, immunogenicity and pharmacokinetic profile of multiple doses of ATYR1923 compared to placebo. Secondary objectives included the potential steroid-sparing effects of ATYR1923, in addition to other exploratory assessments of efficacy, such as lung function.

The Company plans to request an end of Phase 2 meeting with the U.S. Food and Drug Administration to discuss the results from this trial and subsequent clinical development and path to registration for ATYR1923 for pulmonary sarcoidosis.  The Company expects to initiate a registrational trial in pulmonary sarcoidosis in 2022.

A press release announcing the results and a corporate presentation regarding the results are attached hereto as Exhibits 99.1 and 99.2, respectively.

Item 9.01Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

99.1	Press Release of aTyr Pharma, Inc. dated September 13, 2021
99.2	aTyr Pharma, Inc. Corporate Presentation dated September 13, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATYR PHARMA, INC.

	By:	/s/ Jill M. Broadfoot
Jill M. Broadfoot
Chief Financial Officer

Date: September 13, 2021

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